UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2014

ITC Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377

(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Issuance of Additional International Transmission Company Bonds, Series F

On August 22, 2014, International Transmission Company (“ITCTransmission”), a wholly-owned subsidiary of ITC Holdings Corp. (the “Company”), issued $25,000,000 aggregate principal amount of its 4.27% First Mortgage Bonds, Series F, due 2044 (the “August Bonds”), in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). On June 10, 2014, as previously disclosed, ITCTransmission issued $75,000,000 aggregate principal amount of its 4.27% First Mortgage Bonds, Series F, due 2044. The August Bonds were sold by ITCTransmission to accredited investors (as defined by Rule 501(a) of the Securities Act) pursuant to a Bond Purchase Agreement, dated June 10, 2014 (the “Purchase Agreement”). ITCTransmission agreed to sell the August Bonds subject to the satisfaction of certain terms and conditions provided in the Purchase Agreement.

The August Bonds were issued under ITCTransmission’s First Mortgage and Deed of Trust (the “Mortgage Indenture”), dated as of July 15, 2003, between ITCTransmission and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture thereto, dated as of May 23, 2014, between ITCTransmission and the Trustee (the “Sixth Supplemental Indenture” and, together with the Mortgage Indenture, the “Indenture”). The August Bonds are secured by a first mortgage lien on substantially all of ITCTransmission’s real and tangible personal property equally with all other securities theretofore or thereafter issued under the Mortgage Indenture, with such exceptions as described in, and such releases as permitted by, the Indenture.

Interest on the August Bonds is payable semi-annually on June 10 and December 10 of each year, commencing on December 10, 2014, at a fixed rate of 4.27% per annum. ITCTransmission may redeem the August Bonds, in whole or in part, in an amount not less than $5,000,000 in aggregate principal amount in the case of a partial redemption, at any time or from time to time with not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (a) 100% of the principal amount of such August Bonds, (b) accrued and unpaid interest thereon to the redemption date and (c) a make-whole amount, if any, determined using a discount rate of treasuries plus 50 basis points. ITCTransmission may also redeem the August Bonds in whole on or after December 10, 2043 at a redemption price equal to the principal amount of the August Bonds plus accrued and unpaid interest thereon to the redemption date. The principal amount of the August Bonds is payable on June 10, 2044.

The August Bonds and the Indenture contain events of default customary for such a transaction, including, without limitation, failure to pay interest on any Security (as defined in the Indenture) for 30 days after becoming due; failure to pay principal on any Security when due; failure to comply with material covenants contained in the Indenture, subject to a 30-day cure period; failure to comply with other covenants contained in the Indenture and the other financing agreements relating to the offering of the August Bonds, subject to a 60-day cure period; breaches of representations and warranties; defaults in respect of obligations relating to certain debt; certain unsatisfied judgments; certain pension plan events; and certain events relating to reorganization, bankruptcy and insolvency of ITCTransmission. If an “Event of Default” (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Securities then outstanding may declare the principal amount of all the Securities to be immediately due and payable.

The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations thereunder. Such description is qualified in its entirety by reference to the Sixth Supplemental Indenture, a copy of which was attached to the Company’s Current Report on Form 8-K filed June 10, 2014 as Exhibit 4.1, and the Mortgage Indenture, a copy of which was attached to the Company’s Registration Statement on Form S-1 (File No. 333-123657) filed May 10, 2005 as Exhibit 4.5, each of which is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The August Bonds will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The August Bonds have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This Current Report on 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 25, 2014

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its: Executive Vice President and General Counsel